Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Dan Swenson Senior Director, Investor Relations & Corporate Communications 847/405-2515 dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports Fourth Quarter
and Full Year 2012 Results

DEERFIELD, IL (Feb. 19, 2013)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $150.0 million on sales of $206.5 million for the quarter ended December 31, 2012.  This compares to net earnings of $129.8 million on sales of $201.0 million for the 2011 fourth quarter.  Net income allocable to Common Units was $85.3 million ($4.61 per Common Unit) and $71.5 million ($3.87 per Common Unit) for the 2012 and 2011 fourth quarters, respectively.

Results for the fourth quarter of 2012 included an unrealized mark-to-market gain on natural gas derivatives of $1.0 million compared to a loss of $7.5 million in the fourth quarter of 2011.

For the full year 2012, TNCLP reported net earnings of $560.8 million on sales of $780.1 million.  This compares to net earnings of $508.0 million on sales of $798.9 million in 2011.  Net income allocable to Common Units was $315.6 million ($17.06 per Common Unit) and $283.6 million ($15.33 per Common Unit) in 2012 and 2011, respectively. The company had very strong operating results during 2012 and set a new ammonia production record.

Analysis of Results
Sales for the 2012 fourth quarter totaled $206.5 million, compared to sales of $201.0 million for the 2011 fourth quarter.  This increase was due to higher ammonia and urea ammonium nitrate solution (UAN) product volumes and higher average ammonia selling prices.

Comparing the 2012 to the 2011 fourth quarter, TNCLP’s:

•                  Ammonia average selling prices increased by 28 percent and UAN average selling prices decreased by 16 percent;

•                  Ammonia and UAN sales volumes increased by 17 and 5 percent, respectively; and

•                  Realized natural gas cost per MMBtu decreased by 16 percent.

Sales for the full year totaled $780.1 million, compared to sales of $798.9 million in 2011.  This decrease was due to lower ammonia and UAN volumes and a lower UAN average selling price.  The volume decline was due primarily to the timing impact of the implementation of a new Services and Offtake Agreement with CF Industries on January 1, 2011, which resulted in a one-time increase in sales volume recognized upon adoption of the agreement.

Comparing the full year 2012 to 2011, TNCLP’s:

•                  Ammonia average selling price increased by 16 percent and UAN average selling price decreased by 4 percent;

•                  Ammonia and UAN sales volumes decreased by 4 and 2 percent, respectively; and

•                  Realized natural gas cost per MMBtu decreased by 23 percent.

Cash Distribution
TNCLP reported on February 8, 2013 the declaration of a cash distribution for the quarter ended December 31, 2012, of $3.63 per common limited partnership unit payable February 28, 2013, to holders of record as of February 19, 2013.

Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen fertilizer selling prices, natural gas costs, seasonal demand factors, production levels and weather, as well as cash requirements for working capital needs and capital expenditures. In 2012, capital expenditures were $46.7 million as compared to $8.7 million in 2011. In 2013, TNCLP is expected to have capital expenditures in the range of $75 million to $100 million.  The capital program includes a rail yard expansion, new ammonia and UAN storage tanks, and control and electrical system upgrades.  Some of these projects may extend beyond 2013.  Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•                  risks related to TNCLP’s reliance on one production facility;

•                  the cyclical nature of TNCLP’s business;

•                  the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•                  conditions in the U.S. agricultural industry;

•                  the volatility of natural gas prices in North America;

•                  reliance on third party transportation providers;

•                  weather conditions;

•                  potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•                  future regulatory restrictions and requirements related to greenhouse gas emissions, climate change or other environmental requirements;

•                  CF Industries’ ability to implement a new enterprise resource planning system and the risks associated with cyber security;

•                  TNCLP’s inability to predict seasonal demand for its products accurately;

•                  risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•                  limited access to capital;

•                  acts of terrorism and regulations to combat terrorism;

•                  risks related to TNCLP’s dependence on and relationships with CF Industries;

•                  deterioration of global market and economic conditions;

•                  control of TNCLP’s General Partner by CF Industries;

•                  the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•                  changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ Web site. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ Web site, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$149.4	$179.8
Demand deposits with General Partner Affiliates	5.4	8.6
Accounts receivable, net	0.6	0.6
Inventories, net	16.9	17.3
Prepaid expenses and other current assets	1.6	—
Total current assets	173.9	206.3

Property, plant and equipment, net	117.0	87.8
Other assets	7.7	6.6
Total assets	$298.6	$300.7

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$24.3	$18.4
Other current liabilities	1.0	12.0
Total current liabilities	25.3	30.4

Noncurrent liabilities	1.5	1.0

Partners’ capital:
Limited partners’ interests, 18,501,576 Common Units authorized, issued and outstanding	238.3	234.8
Limited partners’ interests, 184,072 Class B Common Units authorized, issued and outstanding	1.2	1.1
General partner’s interest	32.3	33.4
Total partners’ capital	271.8	269.3
Total liabilities and partners’ capital	$298.6	$300.7

TERRA NITROGEN COMPANY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(in millions, except per unit amounts)
Net sales:
Product sales to an Affiliate of the General Partner	$204.6	$200.8	$776.7	$797.9
Other income from an Affiliate of the General Partner	0.1	0.1	0.6	0.6
Other income	1.8	0.1	2.8	0.4
Total	206.5	201.0	780.1	798.9

Cost of goods sold:
Materials, supplies and services	46.9	61.2	180.4	253.8
Services provided by the General Partner and Affiliates	5.8	6.1	21.9	20.6
Gross margin	153.8	133.7	577.8	524.5
Selling, general and administrative services
provided by the General Partner and Affiliates	3.7	3.8	15.0	14.5
Other general and administrative expenses	0.1	0.2	2.0	2.1

Earnings from operations	150.0	129.7	560.8	507.9
Interest expense (income) - net	—	(0.1)	—	(0.1)

Net earnings	$150.0	$129.8	$560.8	$508.0

Allocation of net earnings:
General Partner	$63.2	$56.9	$239.7	$219.4
Class B Common Units	1.5	1.4	5.5	5.0
Common Units	85.3	71.5	315.6	283.6
Net earnings	$150.0	$129.8	$560.8	$508.0

Net earnings per common unit	$4.61	$3.87	$17.06	$15.33

TERRA NITROGEN COMPANY, L.P.

SUMMARIZED OPERATING INFORMATION

	2012		2011
	Sales	Average	Sales	Average
Three months ended	Volumes	Price	Volumes	Price
December 31,	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	98	$676	84	$530
UAN[1]	475	$289	454	$343

	2012		2011
	Sales	Average	Sales	Average
Twelve months ended	Volumes	Unit Price	Volumes	Unit Price
December 31,	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	371	$550	385	$473
UAN[1]	1,999	$286	2,047	$299

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Natural Gas Costs/MMBtu[2]	$3.55	$4.22	$3.31	$4.31

1 The nitrogen content of UAN is 32% by weight.

2 Includes the cost of natural gas purchases and realized gains and losses on natural gas derivatives.